Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 September 20, 2012

Barclays Bank PLC Contingent Absolute Return Autocallable Optimization Securities

Linked to the Performance of Corn Futures Contracts due October 3, 2013

Investment Description

Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of corn futures contracts, as determined by reference to the settlement price of the relevant nearby expiring corn futures contract (the “Underlying Asset”) as traded on the Chicago Board of Trade (the “CBOT”). If the settlement price of the Underlying Asset on any quarterly Observation Date (which will occur first on or about December 26, 2012, and then quarterly thereafter as described on page FWP-3 of this free writing prospectus) is equal to or greater than the settlement price of the Underlying Asset on the Trade Date (the “Initial Price”), Barclays Bank PLC will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the settlement price of the Underlying Asset is at or above the Trigger Price, which will be set to equal 80% of the Initial Price, on the Final Valuation Date, the Issuer will repay the principal amount plus pay you a return at maturity equal to the absolute value of the percentage decline in the settlement price of the Underlying Asset from the Trade Date to the Final Valuation Date (the “Contingent Absolute Return”). If by maturity the Securities have not been called and the settlement price of the Underlying Asset is less than the Trigger Price, the Contingent Absolute Return will not apply and the Issuer will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in settlement price of the Underlying Asset from the Trade Date to the Final Valuation Date, up to a 100% loss of your principal amount invested.

Investing in the Securities involves significant risks. You may lose some or all of your principal. The Contingent Absolute Return, and any contingent repayment of principal, is only payable if the Securities are not called and the settlement price of the Underlying Asset on the Final Valuation Date is at or above the Trigger Price and applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return — Barclays Bank PLC will automatically call the Securities for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the settlement price of the Underlying Asset on any Observation Date is equal to or greater than the settlement price of the Underlying Asset on the Trade Date. If the Securities are not called, investors will have the potential for downside market exposure to the Underlying Asset at maturity.
❑	Contingent Absolute Return at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date including the Final Valuation Date and the settlement price of the Underlying Asset is greater than or equal to the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay your full principal amount plus pay the Contingent Absolute Return. If the settlement price of the Underlying Asset is less than the Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and Barclays Bank PLC will pay less than your principal amount, if anything, resulting in a loss of your investment that will be proportionate to the full negative Underlying Return. The Contingent Absolute Return, and any contingent repayment of principal, applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer.

Key Dates1

Trade Date:	September 25, 2012
Settlement Date:	September 28, 2012
Observation Dates:	Quarterly, commencing
December 26, 2012
(See page FWP-3)
Final Valuation Date[2]:	September 30, 2013
Maturity Date[2]:	October 3, 2013

[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the Final Valuation Date, and Maturity Date will be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

The following preliminary terms relate to Securities linked to the performance of corn futures contracts as traded on the CBOT, as described in further detail under “Underlying Asset” and “Settlement Price” in this free writing prospectus. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The actual Call Return Rate and Initial Price will be determined on the Trade Date.

Underlying Asset	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
CBOT-Traded Corn Futures Contracts	12.00% to 15.00% per annum	•	80% of the Initial Price	06742A743	US06742A7431

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.15	$9.85
Total	$•	$•	$•
UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
t	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

t	You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside risk as the Underlying Asset.
t	You believe the settlement price of the Underlying Asset will equal or exceed the Initial Price on any one of the specified Observation Dates or will close at or above the Trigger Price on the Final Valuation Date.
t	You are willing to hold securities that will be called on the earliest Observation Date on which the settlement price of the Underlying Asset is equal to or greater than the Initial Price, or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Securities.
t	You understand and accept that you will not participate in any appreciation of the Underlying Asset, which may be significant, and are willing to make an investment whose return is limited to the applicable Call Return when called, or if the Securities have not been called, to the Contingent Absolute Return as limited to 20% by the Trigger Price.
t	You would be willing to invest in the Securities if the Call Return Rate were set equal to the bottom of the range of between 12.00% to 15.00% per annum (the actual Call Return Rate will be determined on the Trade Date).
t	You do not seek current income from this investment.
t	You fully understand the risks associated with commodity futures contracts generally, and corn futures contracts specifically.
t	You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

t	You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the Underlying Asset.
t	You do not believe the settlement price of the Underlying Asset will equal or exceed the Initial Price on any one of the specified Observation Dates, including the Final Valuation Date, or you believe the settlement price of the Underlying Asset will decrease below the Trigger Price, which is 80% of the Initial Price, on the Final Valuation Date.
t	You seek an investment that is designed to provide a full return of principal at maturity.
t	You seek an investment that participates in the full appreciation of the Underlying Asset and whose return is not limited to the specified Call Return when called, or, if not called, that benefits fully from any depreciation of the Underlying Asset.
t	You would be unwilling to invest in the Securities if the Call Return Rate were set equal to the bottom of the range of between 12.00% to 15.00% per annum (the actual Call Return Rate will be determined on the Trade Date).
t	You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the settlement price of the Underlying Asset equals or exceeds the Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek current income from your investment.
t	You do not fully understand the risks associated with commodity futures contracts generally, and corn futures contracts specifically.
t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page FWP-7 as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

FWP-2

Indicative Terms1

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term[2]:	Approximately 12 months, unless called earlier
Underlying Asset[3]:	The Securities are linked to the performance of corn futures contracts, as determined by reference to the official settlement price of the relevant nearby expiring corn futures contract as traded on the CBOT. The applicable settlement price will generally be determined by reference to the corn futures contract scheduled to expire in the first nearby month. In the event that an Observation Date (including the Final Valuation Date) occurs after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to the first nearby futures contract, or (ii) the last trading day of the first nearby futures contract, the applicable settlement price will be determined by reference to the corn futures contract scheduled to expire in the second nearby month. Accordingly, the applicable reference contract for each expected Observation Date is set forth below:
	Observation Date December 26, 2012 March 25, 2013 June 25, 2013 September 30, 2013, which is the Final Valuation Date		Related Futures Contract March 2013 contract May 2013 contract September 2013 contract December 2013 contract
Call Feature:	The Securities will be called if the settlement price of the Underlying Asset on any Observation Date is equal to or greater than the Initial Price. If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date
Observation Dates[2,4]:	The first Observation Date will occur on or about December 26, 2012; Observation Dates will occur quarterly thereafter on or about March 25, 2013, June 25, 2013, and September 30, 2013 (the “Final Valuation Date”).
Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Call Price:	The Call Price will be calculated based on the following formula:
$10.00 + ($10.00 x Call Return)
Call Return/Call Return Rate:	The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding and is based on the Call Return Rate of between 12.00% to 15.00% per annum (the actual Call Return Rate will be determined on the Trade Date). The table below assumes a Call Return Rate of 13.50% per annum (the midpoint of the expected range).
	Observation Date[2,4]	Call Settlement Date[2,4]	Call Return (numbers below assume a rate of 13.50% per annum)	Call Price (per $10.00)
	December 26, 2012	December 28, 2012	3.375%	$10.3375
	March 25, 2013	March 27, 2013	6.7500%	$10.6750
	June 25, 2013	June 27, 2013	10.1250%	$11.0125
	Final Valuation Date	Maturity Date	13.5000%	$11.3500
Payment at Maturity (per Security):	If the Securities are not called and the Final Price is at or above the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to your principal amount plus the absolute value of the percentage decline in the settlement price of the Underlying Asset from the Trade Date to the Final Valuation, calculated as follows:
$10.00 x (1 + Contingent Absolute Return)
If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return, calculated as follows:
$10.00 x (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Asset declines.
Underlying Return:	Final Price – Initial Price Initial Price
Contingent Absolute Return:	The absolute value of the Underlying Return, which is equal to the Underlying Return multiplied by -1. For example, if the Underlying Return is -5%, the Contingent Absolute Return will equal 5%.
Because the Contingent Absolute Return will only apply if the Securities have not been called and the Final Price is at or above the Trigger Price, the maximum possible Contingent Absolute Return will be 20%, which would result from an Underlying Return of -20% if the Final Price equalled the Trigger Price.
Trigger Price:	80% of the Initial Price
Initial Price:	The settlement price of the Underlying Asset on the Trade Date, as determined by reference to the CBOT-traded corn futures contract scheduled to expire in December 2012.
Final Price:	The settlement price of the Underlying Asset on the Trade Date, as determined by reference to the CBOT-traded corn futures contract scheduled to expire in December 2013.
Settlement Price:	The value of the Securities will be determined by reference to the official U.S. dollar cash buyer settlement price per bushel of deliverable grade corn on the CBOT, stated in U.S. cents, as made public by CBOT. The applicable settlement price will generally be determined by reference to the CBOT-corn futures contract scheduled to expire in the first nearby month. In the event that an Observation Date(including the Final Valuation Date) occurs after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to the first nearby futures contract, or (ii) the last trading day of the first nearby futures contract, the applicable settlement price will be determined by reference to the corn futures contract scheduled to expire in the second nearby month.
The last trading day of the relevant corn futures contract used to determine the settlement price, as well as the relevant expiration date for the CBOT-traded option on the futures contract, are published by common data providers such as Bloomberg.
For reference purposes only, the settlement price may be seen using the Bloomberg ticker symbol “C 1 <Comdty>”. However, if there is any discrepancy between the prices specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Settlement Price” above, the prices determined by the calculation agent shall prevail.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the Final Valuation Date) and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
[3]	For a description of adjustments that may affect the Underlying Asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” in the prospectus supplement.
[4]	Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Underlying Asset” in the prospectus supplement.
FWP-3

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

FWP-4

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the Trade Date; numbers in the examples below have been rounded for ease of analysis). The examples below do not take into account any tax consequences from investing in the Securities. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the issue price of $10.

Principal Amount:	$10.00
Term	Approximately 12 months
Initial Price:	¢748.00
Call Return Rate:	13.50% per annum (or 3.375% per quarterly period)
Observation Dates:	Observation Dates will occur quarterly as set forth under “Indicative Terms” in this free writing prospectus.
Trigger Price:	¢598.40 (which is 80% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	¢822.80 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$10.34

Because the Securities are called on the first Observation Date, the Issuer will pay you on the Call Settlement Date a total Call Price of $10.34 per $10.00 principal amount (3.375% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	¢710.60 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	¢725.56 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	¢703.12 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	¢785.40 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$11.35

Because the Securities are called on the Final Valuation Date, the Issuer will pay you on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $11.35 per $10.00 principal amount (13.50% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	¢710.60 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	¢725.56 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	¢703.12 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	¢710.60 (below Initial Price, but above the Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 × [1 + Contingent Absolute Return]
$10.00 × [1 + 5.00%]
$10.50
Because the Securities are not called and the Final Price is not below the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $10.50 per $10.00 principal amount (a 5% return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	¢710.60 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	¢725.56 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	¢703.12 (below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	¢336.60 (below Initial Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 × [1 + Underlying Return]
$10.00 × [1 – 55.00%]
$4.50

Because the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount (a 55.00% loss on the Securities).

FWP-5

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as described in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Underlying Asset. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be short-term capital gain or loss if you have a holding period in respect of your Securities of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

FWP-6

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying Asset. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

t	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. The return on the Securities depends on whether the settlement price of the Underlying Asset is equal to or greater than the Initial Price on an Observation Date, and if the Securities are not called, whether the Final Price of the Underlying Asset is greater than or equal to the Trigger Price. If the Securities are not called and the Final Price of the Underlying Asset is greater than or equal to the Trigger Price, the Issuer will pay you the principal amount of your Securities plus the Contingent Absolute Return and will only make such payment at maturity. However, if the Securities are not called and the Final Price is less than the Trigger Price, the Contingent Absolute Return will not apply and you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.
t	Your potential return is limited — The return potential of the Securities if called as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the Underlying Asset, which may be significant. You will not participate in any appreciation of the Underlying Asset. In addition, because the Call Return increases the longer the Securities are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. As the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. The return potential of the Securities if not called is limited to the Contingent Absolute Return, which in this case cannot be greater than 20%. Because the Contingent Absolute Return is only payable at maturity if the Securities have not been called and only if the Final Price is not below the Trigger Price, the return on the Securities based on the Contingent Absolute Return is limited by the Trigger Price. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Asset or a security that benefited fully from any depreciation of the Underlying Asset at maturity.
t	Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Call Return Rate of 12.00% to 15.00% (actual per annum rate of return to be determined on the Trade Date) could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.
t	Contingent Absolute Return applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the Underlying Asset is above the Trigger Price. If by maturity the Securities have not been called, the Issuer will either repay the full principal amount per Security plus the Contingent Absolute Return, or if the settlement price of the Underlying Asset is below the Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and the Issuer will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the settlement price of the Underlying Asset from the Trade Date to the Final Valuation Date. The Contingent Absolute Return and any contingent repayment of principal are based on whether the Final Price is below the Trigger Price and only apply if you hold your Securities to maturity.
t	Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlying Asset reflects a higher expectation as of the Trade Date that the price of the Underlying Asset could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for that security. However, while the Call Return Rate is set on the Trade Date, the Underlying Asset’s volatility may change significantly over the term of the Securities. The price of the Underlying Asset for your Securities could fall sharply, which could result in a significant loss of principal.
t	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	No interest payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Asset from the Trade Date to the Final Valuation Date.
t	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
t	Owning the Securities is not the same as owning corn or certain other related contracts directly — The return on your Securities will not reflect the return you would realize if you had actually purchased corn directly, or any exchange-traded or over-the-counter instruments based on corn. You will not have any rights that holders of such assets or instruments have.
t	Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity — While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.
FWP-7

t	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.150 per Security to the principals, agents and dealers in connection with the distribution of the Securities.
t	There is a high probability that the Securities will be called or that the Underlying Asset will fall below the Trigger Price — Due to volatility in the price of the Underlying Asset, there is a high probability that your Securities will be called before the Maturity Date, limiting the appreciation potential of the Securities. At the same time, there is also a high probability that the Underlying Asset will decline significantly and close below the Trigger Price on the Final Valuation Date, exposing you to the loss of some or all of your principal investment.
t	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Asset to which the Securities are linked.
t	Potential Barclays Bank PLC Impact on Price —Trading or transactions by Barclays Bank PLC or its affiliates related to the price of the Underlying Asset (including futures, options or other instruments with returns linked to the performance of the Underlying Asset) may adversely affect the market value of the Underlying Asset and, therefore, the market value of the Securities.
t	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
t	Many economic and market factors will affect the value of the Securities — In addition to the settlement price of the Underlying Asset on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
t	the expected volatility of the price of corn, and of the prices of exchange-traded futures contracts for the purchase or delivery of corn;
t	the time to maturity of the Securities;
t	interest and yield rates in the market generally;
t	a variety of economic, financial, political, regulatory or judicial events;
t	global supply and demand for corn, and supply and demand for exchange-traded futures contracts for the purchase or delivery of corn;
t	supply and demand for the Securities; and
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
t	The Securities offer exposure to futures contracts and not direct exposure to physical commodities — The Securities will reflect a return based on the performance of the relevant CBOT-traded corn futures contract and do not provide exposure to corn spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the physical commodity.
t	Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably —

Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action

FWP-8

and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Underlying Asset and, as a result, the market value of the Securities, and any payments you may receive in respect of the Securities.

Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of Underlying Asset and, as a result, the market value of the Securities.

t	Changes in supply and demand in the market for corn futures contracts may adversely affect the value of the Securities — The Securities are linked to the performance of futures contracts on the underlying physical commodity corn. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the settlement price of the Underlying Asset will be determined by reference to the futures contract in respect of the first nearby month for each observation date, the value of the Securities may be less than would otherwise be the case if the settlement price of the Underlying Asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.
t	Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Underlying Asset, and therefore, the value of the Securities.
t	The Securities may be subject to certain risks specific to corn as a commodity — Corn is an agricultural commodity. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Securities may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:
t	weather conditions, including floods, drought and freezing conditions;
t	changes in government policies;
t	changes in global demand for food;
t	changes in ethanol demand;
t	planting decisions; and
t	changes in demand for agricultural products both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Securities.

t	Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the Securities and the amounts payable on your Securities — Commodity futures contracts are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets. Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted. While the CFTC has proposed and adopted many of the required regulations, the Dodd-Frank regulatory scheme has not yet been implemented and the ultimate nature, scope and impact of the regulations on the markets and market participants cannot yet be determined.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation and the CFTC has adopted such rules, although they have not yet become effective. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in

FWP-9

the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. Industry trade groups have filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits, and the outcome of that litigation is yet to be seen as of the date of this filing. If the CFTC prevails in the lawsuit and the rules on position limits are upheld, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity and increase market volatility in commodities futures contracts, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity, increase volatility and adversely affect prices.

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority, the successor to the Committee of European Securities Regulators, which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen. If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities.

Corn Futures Contracts and Options

Corn futures contracts are legally binding agreements for the buying or selling of deliverable grade corn at a fixed price for physical settlement on a future date. Corn futures contracts are traded on the CBOT and the closing prices of corn futures contracts are published by CBOT.

Each CBOT-traded corn futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn futures contract (of a specified month). The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Historical Information

The following graph sets forth the historical performance of the Underlying Asset based on the daily settlement prices from January 2, 2003 through September 17, 2012. The settlement price of the Underlying Asset was US cents 748.00/per bushel on September 17, 2012. The dotted line represents a hypothetical Trigger Price of ¢598.40, which is equal to 80% of the closing price on September 17, 2012. The actual Trigger Price will be based on the settlement price of the Underlying Asset on the Trade Date.

We obtained the settlement prices of the Underlying Asset below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the Underlying Asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the Underlying Asset on any day during the term of the Securities, including the Observation Dates. We cannot give you assurance that the performance of the Underlying Asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-10

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

FWP-11